EXHIBIT 99.1

[Enstar Logo]	Press Release

Date:	May 10, 2006	Contact:	Amy M. Dunaway
For Release:	Immediately	Telephone:	(334) 834-5483
THE ENSTAR GROUP, INC. REPORTS FIRST QUARTER RESULTS
     Montgomery, Alabama — May 10, 2006... The Enstar Group, Inc. (“Enstar” or the “Company”) (Nasdaq:ESGR) today reported its earnings and financial position for the quarter ended March 31, 2006.
     Enstar reported net income of $2,703,000, or $.46 per share (diluted), for the quarter ended March 31, 2006, compared to net income of $39,000, or $.01 per share (diluted), for the same period in 2005. The change in net income was primarily attributable to increased earnings, including an extraordinary gain, from its partially owned equity affiliate, Castlewood Holdings Limited. The extraordinary gain was related to the negative goodwill recorded by Castlewood Holdings on the acquisition of a reinsurance company in the first quarter.
     The Company’s total assets were $189,097,000 at March 31, 2006, consisting primarily of $73,376,000 in cash, cash equivalents and certificates of deposit and $111,365,000 in ownership of operating businesses. Total assets were $185,220,000 at December 31, 2005. Shareholders’ equity was $167,890,000 at March 31, 2006, up from $165,123,000 at December 31, 2005.
     Enstar continues to actively search for additional operating businesses that meet its acquisition criteria. The worldwide search is principally focused on the financial services industry.
THE ENSTAR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31,	Dec. 31,
	2006	2005
	(dollars in thousands)
	(unaudited)

Total assets	$189,097	$185,220

Total liabilities	$21,207	$20,097
Total shareholders’ equity	167,890	165,123

Total liabilities and shareholders’ equity	$189,097	$185,220

MORE

THE ENSTAR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31,	March 31,
	2006	2005
	(dollars in thousands, except
	per share data)
	(unaudited)

Interest income	$782	$482
Other investment income	199	—
Earnings of partially owned equity affiliates	2,630	265
Other income	103	100
General and administrative expenses	(567)	(780)

Income before income taxes and extraordinary gain	3,147	67
Income taxes	(1,319)	(28)

Income before extraordinary gain	1,828	39
Extraordinary gain, net of tax of $543	875	—

Net income	$2,703	$39

Comprehensive income	$2,696	$15

Weighted average shares outstanding — basic	5,517,909	5,517,909

Weighted average shares outstanding — assuming dilution	5,881,058	5,849,053

Net income per common share — basic	$.49	$.01

Net income per common share — assuming dilution	$.46	$.01

* * *
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release include the following: the success of recently completed acquisitions; Enstar’s ability to locate suitable acquisition targets to complement Enstar’s current operating businesses; Enstar’s dependence on executive officers, directors and other key personnel; and conflicts of interest which might prevent Enstar from pursuing desirable investment and business opportunities. Other important risk factors regarding Enstar are set forth in Item 1A. “Risk Factors” to Enstar’s Form 10-K for the year ended December 31, 2005, and are hereby incorporated herein by reference.
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